September 17, 1999


Minera Andes, Inc.
3303 North Sullivan Road
Spokane, Washington
USA 99216

Attention:  Mr. Allen Ambrose, President

Dear Sir:

                         Re: Proposed Issuance of Units

     Canaccord Capital Corporation ('Canaccord") understands that Minera Andes Inc. (the "Corporation"), proposes to offer for sale, units (the "Units") of the Corporation the proceeds of which shall be used for further exploration and drilling on the Corporation's properties in Romania, the Santa Cruz Province of Argentina and general corporate purposes. The purpose of this letter is to set forth our mutual understanding of the proposed terms of our engagement by the Corporation to act as exclusive dealer of the Corporation in respect of the proposed offering (the "Offering") of the Units.

1. Canaccord shall be retained as exclusive dealer of the Corporation in respect of the Offering until February 29, 2000, provided that Canaccord, if it so desires, may invite other investment bankers to form a syndicate or offering group relating to the Offering (collectively, including Canaccord, the "Agents") and to participate in soliciting offers to purchasers of the Units.

2. The Offering shall be effected pursuant to a (final) prospectus (the "Prospectus") to be filed in the provinces of Alberta, British Columbia and Ontario and such other provinces of Canada as may be designated by the Agents (the "Jurisdictions") and available registration exemptions under the securities laws of the United States and elsewhere where the Units may be lawfully offered for sale without the requirement to file a prospectus or other similar disclosure document or imposing upon the Corporation ongoing reporting obligations.

3. The Corporation agrees to use its best efforts to file and obtain receipts for a preliminary prospectus (the "Preliminary Prospectus") relating to the Offering, in a form satisfactory to the Agents, in the Jurisdictions as soon as possible but not later than September 28, 1999. The Corporation further agrees to satisfy all comments of securities regulators in the Jurisdictions as soon as possible and thereafter, but no later than November 15, 1999, file and obtain receipts for the Prospectus, in a form satisfactory to the Agents, in the Jurisdictions (the "Prospectus Qualification").

4. Subject to the foregoing, and to the Corporation and the Agents entering into a mutually acceptable agency agreement (the "Agency Agreement") relating to the Offering, the

Offering shall be completed (the "Closing") as soon as possible after the Prospectus Qualification (the "Closing Date"). It is expected that the Closing Date will occur on or around December 10, 1999. The Closing of the Offering will occur in one or more stages at the offices of the Corporation's counsel.

5. The Offering will be a maximum of $2,000,000 and a minimum of $500,000. The issue price of the Units (the "Issue Price") will be priced in the context of the market at the time of the filing of the Prospectus. Each Unit will be comprised of one common share (individually, a "Common Share" and collectively, the "Common Shares") and one common share purchase warrant (individually, a "Warrant", and collectively, the "Warrants"). Each Warrant will entitle the holder to purchase one Common Share for a period of 12 months from the Closing Date and will be priced in the context of the market at the time of the filing of the Prospectus.

6. The Corporation will grant to the Agents an over-allotment option to purchase, at the Issue Price, for a period of 30 days from the Closing, up to 15% of that number of Units offered pursuant to the Prospectus.

7. The cash fee payable by the Corporation to the Agents for their services rendered in connection with the Offering shall be 7.5% of the gross proceeds, payable at the Closing. As additional consideration, the Corporation also agrees to issue to the Agents on the Closing Date an option (the "Broker Option") entitling the Agents to acquire that number of Common Shares (the "Dealer Shares") equal to 10% of the number of Units sold pursuant to the Offering at the Issue Price (or such other amount as required by the securities regulatory authorities in the Jurisdictions). The Broker Option shall be qualified by the Prospectus to the extent permitted by securities regulatory authorities in the Jurisdictions.

8. It shall be a further condition of the Closing that the Common Shares and the Dealer Shares have been approved for listing on the Alberta Stock Exchange, subject only to the usual conditions.

9. The Agents shall have the right to conduct such due diligence with respect to the Corporation as they may consider necessary or desirable, including, without limitation meeting with senior management of the Corporation and the auditors of the Corporation, prior to the Closing of the Offering. In addition to any due diligence meetings, the Corporation agrees to make its senior management personnel available to meet with institutional investors if requested by the Agents or any member of the offering group.

10. The Corporation and the Agents, with the assistance their respective counsel, will prepare the Preliminary Prospectus and the Prospectus as contemplated herein.

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
11. Whether or not the Offering is completed, all expenses of or incidental thereto and the preparation and filing of the Preliminary Prospectus and the Prospectus, including, without limitation, listing fees, filing fees, printing expenses, costs relating to the preparation of video productions, the cost of any road shows and the Agents' reasonable out-of-pocket expenses, (including the reasonable fees and disbursements of the Agents' counsel), shall be borne by the Corporation; provided, however, that the maximum amount payable by the Corporation in respect of the fees of the Agents' counsel, Messrs. Cassels Brock & Blackwell, shall be $35,000, (exclusive of disbursements and GST) of which the amount of $20,000 shall be advanced to Canaccord concurrently with the execution hereof.

12. The Corporation agrees, that provided that the aggregate proceeds of the offering are not less than $1,500,000, it will not issue or agree to issue any Common Shares of the Corporation or securities convertible into or exercisable for Common Shares (other than issuances under employee stock option or purchase plans as a result of the exercise of the share purchase warrants or options or issuances pursuant to obligations existing as at the date hereof) during the period beginning the date hereof and ending 120 days from the date of the Closing without first obtaining written approval of Canaccord, such approval not to be unreasonably withheld.

13. The Agents may at any time withdraw from this engagement, and Canaccord may at any time terminate this letter agreement, by providing notice in writing to the Corporation at any time if: (i) Canaccord and/or the Agents are not satisfied in their sole discretion with the results of any portion of their due diligence review and investigations of the Corporation; (ii) there is, in the sole opinion of Canaccord and/or the Agents, a material change or a change in a material fact or a new material fact shall arise which would be expected to have an adverse effect on the business, affairs or profitability of the Corporation or on the market price or value of the Units; (iii) the state of the financial markets is such that in the sole opinion of the Canaccord and/or the Agents, it would be unprofitable to offer or continue to offer the Units for sale; (iv) there should develop, occur or come into effect any event of any nature, including without limitation, accident, governmental law or regulation, which in the sole opinion of Canaccord and/or the Agents adversely affects or may adversely affect the financial markets or the business, affairs or profitability of the Corporation; (v) there is an inquiry or investigation (whether formal or informal) in relation to the Corporation or any one of the Corporation's directors, officers or principal shareholders or the Corporation; (vi) any order to cease trade in the securities of the Corporation is made by a competent securities regulatory authority; or (vii) or the Corporation is in breach of a term, condition or covenant of this letter agreement or the Agency Agreement or any representation or warranty given by the Corporation is or becomes false.

14. The Agency Agreement shall be negotiated in good faith and shall also contain those representations, warranties, conditions and covenants as are usual in agreements of this type.

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
15. The parties acknowledge that the Offering contemplated herein shall be subject to all necessary regulatory approvals including, without limitation, the approval of the Alberta Stock Exchange.

16. In the event that the Offering results in gross proceeds to the Corporation of (i) $500,000 to $1,000,000, then for a period of 9 months; (ii) $1,000,001 to
$2,000,000, then for a period of 12 months; or (iii) in excess of $2,000,001, then for a period of 18 months, respectively, following the closing of the Offering (individually, each as applicable a "Rights Period"), subject to the Closing occurring, Canaccord shall have a right of first refusal and right of participation in respect of any and all brokered financings proposed by the Corporation. The Corporation shall give Canaccord written notice of any financing it proposes to undertake setting forth the terms thereof, and where a financing is proposed by an investment advisor or other market intermediary the definitive term sheet proposed by the investment advisor or other market intermediary shall be attached to the notice. Canaccord shall have a period of 2 business days within which to give written notice (the "ROFR Notice") to the Corporation that it exercises the right of first refusal and accepts the terms of the proposed financing or that it shall participate in the financing (as more particularly set forth in paragraph 17 hereof) (the "Participation Notice"). If Canaccord does not give the ROFR Notice exercising the right of first refusal, the Corporation shall be entitled to pursue the financing on the terms set forth in the written notice to Canaccord and term sheet as applicable (subject to the right of participation contemplated in paragraph 17 hereof), provided that if such financing is not completed within a 120 day period following the date on which the written notice prescribed herein is given to Canaccord by the Corporation, the right of first refusal shall apply again in respect of such proposed financing.

17. If the right of first refusal is not exercised and the Participation Notice is provided as contemplated in paragraph 16 hereof, Canaccord shall have the right to participate in any financing in the amount of not less than 40% of the amount raised or to be raised pursuant to each of such financing. The Corporation and Canaccord shall have a period of 2 business days following receipt of the Participation Notice within which they shall negotiate in good faith the extent of Canaccord's participation, provided that if no agreement is reached in respect of Canaccord's participation, Canaccord shall be entitled to participate to the extent of 40% of the financing.

18. The Corporation agrees to indemnify Canaccord and the Agents in accordance with Schedule "A" to this letter which Schedule is incorporated by reference and forms part of this Agreement and the consideration of which is the entering into of this Agreement. Such indemnity (the "Indemnity") shall be in addition to, and not in substitution for, any liability which the Corporation or any other person may have to Canaccord or other persons indemnified pursuant to the Indemnity apart from the Indemnity.

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
19. References to "business day" herein shall mean a day on which banks are open for business in Toronto, Ontario and Calgary, Alberta.

20. This agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein and may be executed in counterparts. Facsimile signatures will be acceptable with original signed copies of the agreement to follow to all parties. Time shall be of the essence.

21. If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this letter agreement, but this letter agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained therein.

22. The Agency Agreement will be finalized as soon as possible and in any event on or before the Closing Date, failing which, the terms of this letter agreement shall be null and void and without obligation or liability of either the Corporation or Canaccord save for paragraphs 11, 18, and this section 22 and Schedule "A", all of which shall remain in full force and effect. Prior to the Closing Date, the Corporation covenants and agrees not to enter into discussions with any other investment dealers concerning a financing involving the Corporation.

     If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter by not later than 6:00 p.m. (Toronto time) on September 17, 1999.

                                       Yours truly,

                                       CANACCORD CAPITAL CORPORATION


                                       Per: /s/ MATTHEW GAASENBEEK
                                            ------------------------------------
                                            Matthew Gaasenbeek
                                            Senior Vice President & Director


Agreed and accepted this 17th day of September, 1999.

                                       MINERA ANDES, INC.

                                       Per: /s/ ALLEN V. AMBROSE
                                            ------------------------------------
                                            Allen V. Ambrose
                                            President, Director

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